Filed Pursuant to Rule 433

Registration No. 333-126811

FPO Preprinted Letterhead Barclays Global Investors 45 Fremont Street San Francisco, CA 94105 www.iPathETN.com

Dear Financial Professional,

Announcing the introduction of iPath Exchange Traded Notes (ETNs) from Barclays.

With two products to choose from currently, you can now seek to replicate the performance (less an investor fee1) of some of the most popular commodity indexes. The iPath ETNs now available to you are:

•	iPathSM Dow Jones-AIG Commodity Index Total ReturnSM ETN – Ticker DJP

•	iPathSM GSCI® Total Return Index ETN – Ticker GSP

These iPath Exchange Traded Notes are an innovative and efficient way for you and your clients to gain exposure to commodities2. Now, you can easily track the performance of oil and other commodities through this exciting investment vehicle.

Sign up now and get up-to-date information about iPath ETNs. Go to www.iPathETN.com or fill out the attached reply form and mail it back to us in the enclosed postage-paid envelope.

The barriers that once prevented many investors from tapping the potential of the commodities market have now been lowered. iPath ETNs are index-linked notes that provide all the advantages of being exchange traded. In addition, these notes are issued by Barclays Bank PLC, one of the world’s premier financial institutions.

Traded on the NYSE, iPath ETNs offer:

•	Easy Access

•	Transparency

•	Low Cost[3]

•	Tax Efficiency[4]

(over)

www.iPathETN.com	1 877 76 iPATH

An investment in iPath ETNs involves risks, including possible loss of principal. For a description of the main risks see “Risk Factors” in the applicable prospectus.

1.	The investor fee is equal to 0.75% per year times the principal amount of your Securities times the index factor, calculated on a daily basis in the following manner: The investor fee on the inception date will equal zero. On each subsequent calendar day until maturity or early redemption, the investor fee will increase by an amount equal to 0.75% times the principal amount of your Securities times the index factor on that day (or, if such day is not a trading day, the index factor on the immediately preceding trading day) divided by 365. The index factor on any given day will be equal to the closing value of the index on that day divided by the initial index level. The initial index level is the value of the index on the inception date.

These iPath ETNs provide access to commodities returns and can contribute to a diversified portfolio.

Just fill out the attached reply card and mail it back to us in the enclosed postage-paid envelope. We will keep you informed about iPath ETNs.

Sincerely,

J.S. Parsons
Director of Sales
Barclays Global Investors Services

P.S.	If you have any questions about iPath ETNs, please call us at 1-877-76 iPATH, read the prospectuses, or visit our website at www.iPathETN.com.
(Be among the first to know about iPath ETNs!)

2.	Broker-Dealers are reminded to consider NASD Notice to Members 05-59 (September 2005) before recommending iPath ETNs to their customers.

3.	iPath ETNs typically have lower investor fees than currently existing mutual funds that invest in commodities and are available to retail investors; further, iPath ETNs do not charge sales loads. Buying and selling iPath ETNs will result in brokerage commissions, but the savings from potentially lower investor fees can help offset these costs. iPath ETNs can also provide a means to invest in commodities without incurring the costs associated with storing and delivering commodities, or committing resources to managing a portfolio of commodity derivatives.

4.	iPath ETNs provide a tax-efficient means to invest in the performance of various market indexes. iPath ETNs should be treated for tax purposes as prepaid contracts with respect to the relevant index, which means that an investor will only recognize capital gain or loss upon the sale, redemption or maturity of their iPath ETN, unlike mutual funds that may be required to make capital gain distributions to shareholders. The iPath ETNs currently available will not make capital gain or income distributions, ensuring investors control over the timing of taxable events related to their investment in iPath ETNs.

Barclays Bank PLC has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus and other documents Barclays Bank PLC has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting www.iPathETN.com or EDGAR on the SEC website at www.sec.gov. Alternatively, Barclays Bank PLC will arrange for Barclays Capital Inc. to send you the prospectus if you request it by calling toll-free 1-877-76iPATH, or you may request a copy from any other dealer participating in the offering.

iPath ETNs (the “Securities”) are unsecured obligations of Barclays Bank PLC and are not secured debt. The Securities are riskier than ordinary unsecured debt securities and have no principal protection. The return on the Securities is linked to the performance of a market index. The index components for iPath ETNs linked to commodities indexes are concentrated in the commodities sector. Your investment may therefore carry risks similar to a concentrated investment in a limited number of industries or sectors. Investing in the Securities is not equivalent to investing directly in index components or the relevant index itself.

Barclays Global Investors Services, a subsidiary of Barclays Global Investors, N.A., assists in the promotion of iPath Exchange Traded Notes. Barclays Global Investors, N.A., and Barclays Capital Inc., are affiliates of Barclays Bank PLC.

The market value of the Securities may be influenced by many unpredictable factors, including, with respect to the iPath ETNs linked to commodities indexes, volatile commodities prices. Risks include limited portfolio diversification, uncertain principal repayment, and illiquidity. Also, the investor fee will reduce the amount of your return at maturity or on redemption, and as a result you may receive less than the principal amount of your investment at maturity or upon redemption of your Securities even if the value of the relevant index has increased.

Brokerage commissions will apply to purchases and sales of the Securities in the secondary market. The sale, redemption or maturity of the Securities will generate tax consequences. The trading prices of the Securities will reflect changes in their intrinsic value as well as market supply and demand, among other factors. The trading prices of the Securities may also be influenced by changes in the credit rating of Barclays Bank PLC.

Barclays Bank PLC and its affiliates, including Barclays Global Investors, N.A., and its affiliates, and Barclays Capital Inc., and its affiliates do not provide tax advice and nothing contained herein should be construed to be tax advice. Please be advised that any discussion of U.S. tax matters contained herein (including any attachments) (i) is not intended or written to be used, and cannot be used, by you for the purpose of avoiding U.S. tax-related penalties; and (ii) was written to support the promotion or marketing of the transactions or other matters addressed herein. Accordingly, you should seek advice based on your particular circumstances from an independent tax advisor.

Goldman Sachs, GSCI®, GSCI® Index, GSCI® Total Return Index and Goldman Sachs Commodity Index are trademarks or servicemarks of Goldman, Sachs & Co. and have been licensed for use by Barclays Bank PLC in connection with the Securities. The Securities are not sponsored or endorsed by Goldman, Sachs & Co or any of its affiliates (individually and collectively, “Goldman”). The Securities are not sold by Goldman, Sachs & Co. other than in its capacity as a dealer of the Securities. Goldman makes no representation or warranty, express or implied, to the owners of the Securities or any member of the public regarding the advisability of investing in securities generally or in the Securities particularly or the ability of the Goldman Sachs Commodity Index or any of its subindexes to track general commodity market performance.

“Dow Jones,” “AIG®,” “Dow Jones-AIG Commodity Index Total ReturnSM,” “DJAIGCISM,” and “Dow Jones – AIG Commodity IndexSM” are registered trademarks or servicemarks of Dow Jones & Company, Inc., and American International Group, Inc. (“AIG”), as the case may be, and have been licensed for use for certain purposes by Barclays Bank PLC for the Securities. The Securities based on the Dow Jones – AIG Commodity Index Total ReturnSM are not sponsored, endorsed, sold or promoted by Dow Jones, AIG Financial Products Corp (“AIG-FP”), American International Group, or any of their respective subsidiaries or affiliates and none of Dow Jones, AIG, AIG-FP, or any of their respective affiliates or subsidiaries makes any representation regarding the advisability of investing in such products.

©2006 Barclays Global Investors, N.A. All rights reserved. iPath, iPath ETNs and the iPath logo are servicemarks of Barclays Bank PLC. All other trademarks, servicemarks or registered trademarks are the property of their respective owners. 2998-iP-0506

• Not FDIC Insured • No Bank Guarantee • May Lose Value

☐	YES, please make sure I receive other helpful background information on this new investment product. I want to be one of the first to understand the potential advantages of iPath ETNs.

XXXXXXXXXXXXXXXXFull NameXXXXXXXXXXXXXXX

XXXXXXXXXXXXXXXXAddress 1XXXXXXXXXXXXXXX

XXXXXXXXXXXXXXXXAddress 2XXXXXXXXXXXXXXX

XXXXXXXXXXXXXXXXAddress 3XXXXXXXXXXXXXXX

XXXXXXXXXXXXXCity State ZipXXXXXXXXXXXXX

IN THE NEXT SIX MONTHS, HOW LIKELY ARE YOU TO SEEK EXPOSURE TO COMMODITIES FOR YOUR PORTFOLIOS?

☐	Highly Likely

☐	Somewhat Likely

☐	Not Likely

PLEASE RANK OTHER INVESTMENT CATEGORIES OR MARKETS THAT YOU WOULD LIKE TO SEE AVAILABLE IN A LOW-COST AND EASY-TO-USE FORMAT.

Circle your answer, with (1) being Low Priority and (4) being High Priority.

Inverse	1	2	3	4
High Yield	1	2	3	4
Currency	1	2	3	4
Emerging Markets — Fixed Income	1	2	3	4
Buy-Write Index	1	2	3	4
Agricultural Commodities Index	1	2	3	4
India	1	2	3	4
Russia	1	2	3	4
Eastern Europe	1	2	3	4

An investment in iPath ETNs involves risks, including possible loss of principal. For a description of the main risks see “Risk Factors” in the applicable prospectus.

Barclays Bank PLC has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus and other documents Barclays Bank PLC has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting www.iPathETN.com or EDGAR on the SEC website at www.sec.gov. Alternatively, Barclays Bank PLC will arrange for Barclays Capital Inc. to send you the prospectus if you request it by calling toll-free 1-877-76iPATH, or you may request a copy from any other dealer participating in the offering.

iPath ETNs (the “Securities”) are unsecured obligations of Barclays Bank PLC and are not secured debt. The Securities are riskier than ordinary unsecured debt securities and have no principal protection. The return on the Securities is linked to the performance of a market index. The index components for iPath ETNs linked to commodities indexes are concentrated in the commodities sector. Your investment may therefore carry risks similar to a concentrated investment in a limited number of industries or sectors. Investing in the Securities is not equivalent to investing directly in index components or the relevant index itself.

Barclays Global Investors Services, a subsidiary of Barclays Global Investors, N.A., assists in the promotion of iPath Exchange Traded Notes. Barclays Global Investors, N.A., and Barclays Capital Inc., are affiliates of Barclays Bank PLC.

The market value of the Securities may be influenced by many unpredictable factors, including, with respect to the iPath ETNs linked to commodities indexes, volatile commodities prices. Risks include limited portfolio diversification, uncertain principal repayment, and illiquidity. Also, the investor fee will reduce the amount of your return at maturity or on redemption, and as a result you may receive less than the principal amount of your investment at maturity or upon redemption of your Securities even if the value of the relevant index has increased.

Brokerage commissions will apply to purchases and sales of the Securities in the secondary market. The sale, redemption or maturity of the Securities will generate tax consequences. The trading prices of the Securities will reflect changes in their intrinsic value as well as market supply and demand, among other factors. The trading price of the Securities may also be influenced by changes in the credit rating of Barclays Bank PLC.

©2006 Barclays Global Investors, N.A. All rights reserved. iPath, iPath ETNs and the iPath logo are servicemarks of Barclays Bank PLC. All other trademarks, servicemarks or registered trademarks are the property of their respective owners. 2265-iP-0406

• Not FDIC Insured • No Bank Guarantee • May Lose Value

FPO Preprinted Letterhead Barclays Global Investors 45 Fremont Street San Francisco, CA 94105 www.iPathETN.com

Dear Financial Professional,

Have you heard about iPath Exchange Traded Notes (ETNs) yet?

Recently, Barclays introduced iPath ETNs specifically for investment professionals like you.

Traded on the NYSE, the two iPath ETNs currently available to you are:

•	iPathSM Dow Jones-AIG Commodity Index Total ReturnSM ETN —Ticker DJP

•	iPathSM GSCI® Total Return Index ETN —Ticker GSP

These new securities enable your clients to gain exposure to oil and other commodities.1

Learn more about commodities markets and iPath ETNs. Sign up now and receive the “Basics of Commodities.” You can go to www.iPathETN.com/commodities, or you can fill out the attached form and mail it back to us in the enclosed postage-paid envelope.

Until iPath ETNs became available, you typically needed to be of institutional size in order to access these difficult to reach asset classes. iPath gives your clients an easy, inexpensive2 and tax-efficient3 way to gain access to the commodities market.

These iPath ETNs can provide you with a transparent and direct vehicle to gain exposure to global commodity production, including crude oil.

Different than traditionally structured medium-term notes, iPath ETNs provide exposure to the performance of the underlying indexes, less an investor fee.* iPath ETNs do not provide principal protection or interest payments.

Commodities can provide you with portfolio diversification, which may enhance your portfolio risk-adjusted return and offer you low correlations with traditional asset classes.

Correlation Coefficient	GSCI® Total Return Index	Dow Jones-AIG Commodity Index Total ReturnSM
GSCI® Total Return Index	1.00	0.89
Dow Jones-AIG Commodity Index
Total ReturnSM	0.89	1.00
S&P 500 Index	0.00	0.09
Lehman Aggregate Index	0.05	0.00
MSCI EAFE Index	0.14	0.23

Sources: Goldman Sachs, Lehman Brothers, AIG, S&P, MSCI, Bloomberg (3/31/91-3/31/06), based on monthly returns

(over)

An investment in iPath ETNs involves risks, including possible loss of principal. For a description of the main risks see “Risk Factors” in the applicable prospectus.

*	The investor fee is equal to 0.75% per year times the principal amount of your Securities times the index factor, calculated on a daily basis in the following manner: The investor fee on the inception date will equal zero. On each subsequent calendar day until maturity or early redemption, the investor fee will increase by an amount equal to 0.75% times the principal amount of your Securities times the index factor on that day (or, if such day is not a trading day, the index factor on the immediately preceding trading day) divided by 365. The index factor on any given day will be equal to the closing value of the index on that day divided by the initial index level. The initial index level is the value of the index on the inception date.

In a single trade, these iPath ETNs enable you to track the performance of commodities indexes without making direct investments in the physical assets or in commodity-producing companies.

Enclosed you will find answers to further questions in our “Frequently Asked Questions About iPath Exchange Traded Notes (ETNs).” Please also visit our website at www.iPathETN.com, read the prospectuses, or call us at 1-877-76 iPATH.

Sincerely,

J.S. Parsons Director of Sales
Barclays Global Investors Services

P.S.	Remember, sign up and get your copy of the “The Basics of Commodities.” Go to
www.iPathETN.com/commodities or fill out the attached form and mail it back to us today!

1.	Broker-Dealers are reminded to consider NASD Notice to Members 05-59 (September 2005) before recommending iPath ETNs to their customers.

2.	iPath ETNs typically have lower investor fees than currently existing mutual funds that invest in commodities and are available to retail investors; further, iPath ETNs do not charge sales loads. Buying and selling iPath ETNs will result in brokerage commissions, but the savings from potentially lower investor fees can help offset these costs. iPath ETNs can also provide a means to invest in commodities without incurring the costs associated with storing and delivering commodities, or committing resources to managing a portfolio of commodity derivatives.

3.	iPath ETNs provide a tax-efficient means to invest in the performance of various market indexes. iPath ETNs should be treated for tax purposes as prepaid contracts with respect to the relevant index, which means that an investor will only recognize capital gain or loss upon the sale, redemption or maturity of their iPath ETN, unlike mutual funds that may be required to make capital gain distributions to shareholders. The iPath ETNs currently available will not make capital gain or income distributions, ensuring investors control over the timing of taxable events related to their investment in iPath ETNs.

Barclays Bank PLC has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus and other documents Barclays Bank PLC has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting www.iPathETN.com or EDGAR on the SEC website at www.sec.gov. Alternatively, Barclays Bank PLC will arrange for Barclays Capital Inc. to send you the prospectus if you request it by calling toll-free 1-877-76iPATH, or you may request a copy from any other dealer participating in the offering.

iPath ETNs (the “Securities”) are unsecured obligations of Barclays Bank PLC and are not secured debt. The Securities are riskier than ordinary unsecured debt securities and have no principal protection. The return on the Securities is linked to the performance of a market index. The index components for iPath ETNs linked to commodities indexes are concentrated in the commodities sector. Your investment may therefore carry risks similar to a concentrated investment in a limited number of industries or sectors. Investing in the Securities is not equivalent to investing directly in index components or the relevant index itself.

Barclays Global Investors Services, a subsidiary of Barclays Global Investors, N.A., assists in the promotion of iPath Exchange Traded Notes. Barclays Global Investors, N.A., and Barclays Capital Inc., are affiliates of Barclays Bank PLC.

The market value of the Securities may be influenced by many unpredictable factors, including, with respect to the iPath ETNs linked to commodities indexes, volatile commodities prices. Risks include limited portfolio diversification, uncertain principal repayment, and illiquidity. Also, the investor fee will reduce the amount of your return at maturity or on redemption, and as a result you may receive less than the principal amount of your investment at maturity or upon redemption of your Securities even if the value of the relevant index has increased.

Brokerage commissions will apply to purchases and sales of the Securities in the secondary market. The sale, redemption or maturity of the Securities will generate tax consequences. The trading prices of the Securities will reflect changes in their intrinsic value as well as market supply and demand, among other factors. The trading prices of the Securities may also be influenced by changes in the credit rating of Barclays Bank PLC.

Barclays Bank PLC and its affiliates, including Barclays Global Investors, N.A., and its affiliates, and Barclays Capital Inc., and its affiliates do not provide tax advice and nothing contained herein should be construed to be tax advice. Please be advised that any discussion of U.S. tax matters contained herein (including any attachments) (i) is not intended or written to be used, and cannot be used, by you for the purpose of avoiding U.S. tax-related penalties; and (ii) was written to support the promotion or marketing of the transactions or other matters addressed herein. Accordingly, you should seek advice based on your particular circumstances from an independent tax advisor.

Goldman Sachs, GSCI®, GSCI® Index, GSCI® Total Return Index and Goldman Sachs Commodity Index are trademarks or servicemarks of Goldman, Sachs & Co. and have been licensed for use by Barclays Bank PLC in connection with the Securities. The Securities are not sponsored or endorsed by Goldman, Sachs & Co or any of its affiliates (individually and collectively, “Goldman”). The Securities are not sold by Goldman, Sachs & Co. other than in its capacity as a dealer of the Securities. Goldman makes no representation or warranty, express or implied, to the owners of the Securities or any member of the public regarding the advisability of investing in securities generally or in the Securities particularly or the ability of the Goldman Sachs Commodity Index or any of its subindexes to track general commodity market performance.

“Dow Jones,” “AIG®,” “Dow Jones-AIG Commodity Index Total ReturnSM,” “DJAIGCISM,” and “Dow Jones – AIG Commodity IndexSM” are registered trademarks or servicemarks of Dow Jones & Company, Inc., and American International Group, Inc. (“AIG”), as the case may be, and have been licensed for use for certain purposes by Barclays Bank PLC for the Securities. The Securities based on the Dow Jones – AIG Commodity Index Total ReturnSM are not sponsored, endorsed, sold or promoted by Dow Jones, AIG Financial Products Corp (“AIG-FP”), American International Group, or any of their respective subsidiaries or affiliates and none of Dow Jones, AIG, AIG-FP, or any of their respective affiliates or subsidiaries makes any representation regarding the advisability of investing in such products.

©2006 Barclays Global Investors, N.A. All rights reserved. iPath, iPath ETNs and the iPath logo are servicemarks of Barclays Bank PLC. All other trademarks, servicemarks or registered trademarks are the property of their respective owners. 2999-iP-0506

• Not FDIC Insured • No Bank Guarantee • May Lose Value

Filed Pursuant to Rule 433

Registration No. 333-126811

❑	YES, please send me a copy of “The Basics of Commodities” and make sure I receive other helpful information about iPath ETNs.

XXXXXXXXXXXXXXXXFull NameXXXXXXXXXXXXXXX

XXXXXXXXXXXXXXXXAddress 1XXXXXXXXXXXXXXX

XXXXXXXXXXXXXXXXAddress 2XXXXXXXXXXXXXXX

XXXXXXXXXXXXXXXXAddress 3XXXXXXXXXXXXXXX

XXXXXXXXXXXXXCity State ZipXXXXXXXXXXXXX

IN THE NEXT SIX MONTHS, HOW LIKELY ARE YOU TO SEEK EXPOSURE TO COMMODITIES FOR YOUR PORTFOLIOS?

❑	Highly Likely
❑	Somewhat Likely
❑	Not Likely

PLEASE RANK OTHER INVESTMENT CATEGORIES OR MARKETS THAT YOU WOULD LIKE TO SEE AVAILABLE IN A LOW-COST AND EASY-TO-USE FORMAT.

Circle your answer, with (1) being Low Priority and (4) being High Priority.

Inverse	1	2	3	4
High Yield	1	2	3	4
Currency	1	2	3	4
Emerging Markets — Fixed Income	1	2	3	4
Buy-Write Index	1	2	3	4
Agricultural Commodities Index	1	2	3	4
India	1	2	3	4
Russia	1	2	3	4
Eastern Europe	1	2	3	4

An investment in iPath ETNs involves risks, including possible loss of principal. For a description of the main risks see “Risk Factors” in the applicable prospectus.

Barclays Bank PLC has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus and other documents Barclays Bank PLC has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting www.iPathETN.com or EDGAR on the SEC website at www.sec.gov. Alternatively, Barclays Bank PLC will arrange for Barclays Capital Inc. to send you the prospectus if you request it by calling toll-free 1-877-76iPATH, or you may request a copy from any other dealer participating in the offering.

iPath ETNs (the “Securities”) are unsecured obligations of Barclays Bank PLC and are not secured debt. The Securities are riskier than ordinary unsecured debt securities and have no principal protection. The return on the Securities is linked to the performance of a market index. The index components for iPath ETNs linked to commodities indexes are concentrated in the commodities sector. Your investment may therefore carry risks similar to a concentrated investment in a limited number of industries or sectors. Investing in the Securities is not equivalent to investing directly in index components or the relevant index itself.

Barclays Global Investors Services, a subsidiary of Barclays Global Investors, N.A., assists in the promotion of iPath Exchange Traded Notes. Barclays Global Investors, N.A., and Barclays Capital Inc., are affiliates of Barclays Bank PLC.

The market value of the Securities may be influenced by many unpredictable factors, including, with respect to the iPath ETNs linked to commodities indexes, volatile commodities prices. Risks include limited portfolio diversification, uncertain principal repayment, and illiquidity. Also, the investor fee will reduce the amount of your return at maturity or on redemption, and as a result you may receive less than the principal amount of your investment at maturity or upon redemption of your Securities even if the value of the relevant index has increased.

Brokerage commissions will apply to purchases and sales of the Securities in the secondary market. The sale, redemption or maturity of the Securities will generate tax consequences. The trading prices of the Securities will reflect changes in their intrinsic value as well as market supply and demand, among other factors. The trading price of the Securities may also be influenced by changes in the credit rating of Barclays Bank PLC.

©2006 Barclays Global Investors, N.A. All rights reserved. iPath, iPath ETNs and the iPath logo are servicemarks of Barclays Bank PLC. All other trademarks, servicemarks or registered trademarks are the property of their respective owners. 2284-iP-0406

• Not FDIC Insured • No Bank Guarantee • May Lose Value

☐	YES, please make sure I receive other helpful background information on this new investment product. I want to be one of the first to understand the potential advantages of iPath ETNs.

XXXXXXXXXXXXXXXXFull NameXXXXXXXXXXXXXXX

XXXXXXXXXXXXXXXXAddress 1XXXXXXXXXXXXXXX

XXXXXXXXXXXXXXXXAddress 2XXXXXXXXXXXXXXX

XXXXXXXXXXXXXXXXAddress 3XXXXXXXXXXXXXXX

XXXXXXXXXXXXXCity State ZipXXXXXXXXXXXXX

IN THE NEXT SIX MONTHS, HOW LIKELY ARE YOU TO SEEK EXPOSURE TO COMMODITIES FOR YOUR PORTFOLIOS?

☐	Highly likely

☐	Somewhat likely

☐	Not likely

PLEASE RANK OTHER INVESTMENT CATEGORIES OR MARKETS THAT YOU WOULD LIKE TO SEE AVAILABLE IN A LOW COST AND EASY TO USE FORMAT.

Circle your answer with (1) Low Priority to (4) High Priority.

Inverse	1	2	3	4
High Yield	1	2	3	4
Currency	1	2	3	4
Emerging Markets - Fixed Income	1	2	3	4
Buy-Write Index	1	2	3	4
India	1	2	3	4
Russia	1	2	3	4
Eastern Europe	1	2	3	4

An investment in iPath ETNs involves risks, including possible loss of principal. For a description of the main risks see “Risk Factors” in the applicable prospectus.

Barclays Bank PLC has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus and other documents Barclays Bank PLC has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting www.iPathETN.com or EDGAR on the SEC website at www.sec.gov. Alternatively, Barclays Bank PLC will arrange for Barclays Capital Inc. to send you the prospectus if you request it by calling toll-free 1-877-76iPATH, or you may request a copy from any other dealer participating in the offering.

iPath ETNs (the “Securities”) are unsecured obligations of Barclays Bank PLC and are not secured debt. The Securities are riskier than ordinary unsecured debt securities and have no principal protection. The return on the Securities is linked to the performance of a market index. The index components for iPath ETNs linked to commodities indexes are concentrated in the commodities sector. Your investment may therefore carry risks similar to a concentrated investment in a limited number of industries or sectors. Investing in the Securities is not equivalent to investing directly in index components or the relevant index itself.

Barclays Global Investors Services, a subsidiary of Barclays Global Investors, N.A., assists in the promotion of iPath Exchange Traded Notes. Barclays Global Investors, N.A., and Barclays Capital Inc., are affiliates of Barclays Bank PLC.

The market value of the Securities may be influenced by many unpredictable factors, including, with respect to the iPath ETNs linked to commodities indexes, volatile commodities prices. Risks include limited portfolio diversification, uncertain principal repayment, and illiquidity. Also, the investor fee will reduce the amount of your return at maturity or on redemption, and as a result you may receive less than the principal amount of your investment at maturity or upon redemption of your Securities even if the value of the relevant index has increased.

Brokerage commissions will apply to purchases and sales of the Securities in the secondary market. The sale, redemption or maturity of the Securities will generate tax consequences. The trading prices of the Securities will reflect changes in their intrinsic value as well as market supply and demand, among other factors. The trading price of the Securities may also be influenced by changes in the credit rating of Barclays Bank PLC.

©2006 Barclays Global Investors, N.A. All rights reserved. iPath, iPath ETNs and the iPath logo are servicemarks of Barclays Bank PLC. All other trademarks, servicemarks or registered trademarks are the property of their respective owners. 2265-iP-0406

• Not FDIC Insured • No Bank Guarantee • May Lose Value